Exhibit (a)(22)

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:   Pursuant to Section 3-802(b)(3) of the Maryland General Corporation Law (the “MGCL”), the Corporation, by a resolution of its Board of Directors (the “Board”) duly adopted at a meeting duly called and held, elected to no longer be subject to Section 3-803 of the MGCL.

SECOND:   The Corporation’s election to no longer be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD:   These Articles Supplementary shall be effective as of 12:02 a.m. ET on the 24th day of March 2025.

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IN WITNESS WHEREOF, BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 20th day of March 2025.

ATTEST:	BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer